FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                    ANNOUNCES
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                               RECORD EARNINGS AND
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                               QUARTERLY DIVIDEND
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October 27, 2005

Pawhuska, OK

         Mark S. White, President and Chief Executive Officer of Osage Federal Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced record earnings for the three months ended September 30, 2005 of $166,000 ($.07 per diluted share), which represents a $9,000, or 5.7% increase over the $157,000 ($.07 per diluted share) earned in the same period of 2004. The annualized return on assets for the period was .65%, with an annualized return on equity of 4.77%, compared to .70% and 4.54%, respectively, for the quarter ended September 30, 2004.

         Total assets increased $5.6 million from June 30, 2005, and as of September 30, 2005 were $104.3 million, while stockholders' equity increased $80 thousand to $13.7 million. Beginning in the fourth quarter of fiscal 2005, the Company undertook a wholesale strategy using Federal Home Loan Bank advances to acquire a diverse high-quality portfolio of mortgage-related securities. These securities totaled $6.6 million at September 30, 2005, an increase of $3.5 million from June 30, 2005.

         Loans receivable, excluding loans held for sale of $219,000, totaled $68.6 million as of September 30, 2005, an increase of $3.2 million from June 30, 2005. The increase was principally due to residential real estate loan growth. The Company's asset quality ratios remain strong. Although up from the prior year quarter, non-performing loans only represented .05% of total loans at


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September 30, 2005, compared to .01% as of September 30, 2004. The allowance for loan losses at September 30, 2005 was $384,000, and represented .56% of total loans. Net charge-offs for the September 30, 2005 quarter were $10,000 compared to less than $1,000 in the same period of 2004. Deposits grew $121,000, or .2%, from June 30, 2005 to $62.2 million as of September 30, 2005. Federal Home Loan advances totaled $26.9 million, a $5.3 million increase from June 30, 2005. The increase was primarily due to the borrowings for the wholesale strategy previously mentioned, as well as funding of loan growth.

         Net interest income for the quarter ended September 30, 2005 was $750,000, an $80,000, or 11.9% increase from the same period in 2004. This increase reflects primarily higher loan balances. Noninterest income for the quarter was $176,000, a $5,000, or 2.9% increase from the quarter ended September 30, 2004. Gains on sales of loans, which were $23,000 in this quarter, were $17,000 in the same quarter last year. The Company has sold a higher volume of its residential mortgages this quarter. Noninterest expense for the quarter ended September 30, 2005 was $663,000, a $64,000 or 10.7% increase over the same quarter last year. Compensation expense increased $41,000 due to increased compensation costs, as well as expenses for the Company's stock benefit plans. Audit and filing fees increased $10,000 for the comparable periods, reflecting expenses incurred resulting from being a public company.

         The Company also announced that its Board of Directors had declared its sixth quarterly cash dividend of $.12 per share, payable November 21st, 2005 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of November 7th, 2005. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends,


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however,  will be subject  to the  financial  condition,  earnings  and  capital requirements of the Company and the Bank.

         Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

         Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


Contact:  Sue A. Smith
          Vice  President and Chief Financial Officer
          OSAGE  FEDERAL FINANCIAL, INC.
          918-287-2919



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